[COMPANY LOGO]


      FOR IMMEDIATE RELEASE:                          CONTACT:

      VALHI, INC.                             JOSEPH S. COMPOFELICE
      THREE LINCOLN CENTRE                    EXECUTIVE VICE PRESIDENT
      5430 LBJ FREEWAY                        (713) 423-3303
      DALLAS, TEXAS   75240-2697
      (972)  233-1700




                 VALHI, INC. COMPLETES SALE OF IRISH OPERATIONS

           Dallas, Texas ... November 20, 1996 ... Valhi, Inc. (NYSE:VHI) announced that it has completed the previously announced sale of its Irish medium density fiberboard operations to Willamette Industries, Inc. (NASDAQ:WMTT) for $61.5 million in cash proceeds, plus the assumption by Willamette of approximately $21 million of Irish bank debt. These operations were part of Valhi's building products business operated by Medite Corporation, a wholly owned subsidiary of Valcor, Inc., which is a wholly owned subsidiary of Valhi. The Company will use the proceeds of the sale for general corporate purposes.

           Valhi closed on October 30, 1996 the previously announced sale of Medite's Oregon timber and timberlands to Rogue Resources LLC, an Oregon based partnership of forest operators, for approximately $118 million in cash proceeds, $53 million of which was used to pay down Medite U.S. bank debt.

           The previously announced sale of Medite's medium density fiberboard manufacturing facility, and veneer and sawmill facilities located in Medford, Oregon and the surrounding area, to Sierra Pine, a California limited partnership, continues to be subject to the negotiation of a definitive agreement. Upon consummation of the sale of the Medford, Oregon medium density fiberboard facility, Valhi will have sold substantially all of its building products business. No assurance can be given that the sale of the Oregon facilities will be completed.

           Valhi, Inc. is a major producer of chemicals, refined sugar and other products.